UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Earliest Event Reported: April 28, 2006
Commission File No. 1-8968

ANADARKO PETROLEUM CORPORATION
1201 Lake Robbins Drive, The Woodlands, Texas 77380-1046
(832) 636-1000

Incorporated in the State of Delaware	Employer Identification No. 76-0146568

Item 5.02(b)-(c) Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 28, 2006, the Board of Directors of Anadarko Petroleum Corporation (the "Company") elected Bruce W. Busmire as the new Vice President and Chief Accounting Officer of the Company, replacing Diane L. Dickey, who will retire from the Company on August 31, 2006. Mr. Busmire's election was effective on May 1, 2006. In connection with the election of Mr. Busmire, effective May 1, 2006 Diane L. Dickey will no longer serve as the Chief Accounting Officer and Controller of the Company but will remain as a Vice President of the Company through August 31, 2006 in order to ensure an effective transition of the office and duties of the Chief Accounting Officer.

Mr. Busmire, 48, was Senior Vice President and Chief Financial Officer, Treasurer and Controller of Noble Corporation, a publicly-traded oil and gas services provider, from September 2005 to March 2006. Mr. Busmire served as Managing Director of Pickering Energy Partners, Inc., a privately-held energy research firm, from 2004 to 2005. Prior to 2004, Mr. Busmire served as Vice President of Investor Relations at Ocean Energy, Inc., then a publicly-traded independent oil and gas company, beginning in 2000. Mr. Busmire served as Controller of Altura Energy from 1997 to 2000. Prior to 1997, Mr. Busmire worked with Amoco, where he served in a number of accounting and finance positions.

Mr. Busmire will receive an annual salary of $275,000 and will be eligible for a 2006 target bonus of 60% of his base salary under the Company's Annual Incentive Plan. In addition, Mr. Busmire was granted on May 1, 2006 a total of 6,000 shares of restricted stock and an option to purchase 9,500 shares of the Company's common stock under the Company's 1999 Stock Incentive Plan. The restricted stock will vest in four equal installments on the anniversary date of the grant. The options will vest in two equal installments on the second and fourth anniversaries of the grant. Mr. Busmire will also be eligible to receive annual grants for 2006 under the Company's 1999 Stock Incentive Plan. Finally, Mr. Busmire will be eligible to receive the other benefits typically afforded other executive officers of the Company.

A full summary of the terms of Mr. Busmire's employment with the Company is attached as Exhibit 10.1 to this Form 8-K.

Item 1.01 Entry into a Material Definitive Agreement

(a) As reported in Item 5.02 of this Form 8-K, on April 28, 2006, Bruce W. Busmire was elected Vice President and Chief Accounting Officer by the Company's Board of Directors, effective May 1, 2006. The material terms of Mr. Busmire's employment with the Company are summarized in Exhibit 10.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1  Summary of terms of employment for Vice President and Chief Accounting Officer.

                    99.1  Anadarko Press Release, dated May 1, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized officer.

                                                                      ANADARKO PETROLEUM CORPORATION
                                                                                                     (Registrant)

May 4, 2006	By: /s/ Charlene A. Ripley Charlene A. Ripley Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer